Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, July 28, 2004	(302) 857-3745

DOVER MOTORSPORTS, INC.

DECLARES REGULAR QUARTERLY DIVIDEND AND

AUTHORIZES STOCK BUYBACK

Dover Motorsports, Inc. (NYSE-Symbol: DVD) Board of Directors today declared a quarterly cash dividend on both classes of common stock of $.01 per share. The dividend will be payable on September 10, 2004 to shareholders of record at the close of business on August 10, 2004.

The Board of Directors also has authorized the repurchase of up to 2,000,000 shares of the Company’s outstanding common stock. The purchases may be made in the open market or in privately negotiated transactions as conditions warrant. The repurchase authorization does not obligate the Company to acquire any specific number of shares and may be suspended at any time.

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Dover Motorsports, Inc. is a leading marketer and promoter of motorsports entertainment in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuit) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, IRL, NHRA and Champ Car. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.